UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Nature's Sunshine Products, Inc.
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Proxy Statement

2024

Nutri-Calm

NATURES SUNSHINE

Table of Contents

Proxy Statement Summary	6	Proposals	52
		Proposal One: Election of Directors	53
Corporate Governance	10	Proposal Two: Advisory Resolution to Approve Named Executive Officer Compensation	54
Board Structure and Leadership	11
Board Meetings in 2023	11	Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm	55
Director Independence	12
Board Committees	12
Board Risk Oversight	15
Certain Relationships and Related Transactions	16	Other Information	57
		Audit Committee Report	58
Directors	18	Security Ownership of Certain Beneficial Owners and Management	59
Board Leadership and Diversity	19
Nominees for Election	21	Delinquent Section 16(a) Reports	61
Director Compensation	26	Equity Compensation Plans	61
		Questions and Answers about the 2023 Annual Meeting and this Proxy Statement	62
Executive Officers	29
		Householding of Proxy Materials	65
Executive Compensation	32	Other Matters	65
Narrative Discussion of Compensation Policies	33
Summary Compensation Table	43
Outstanding Equity Awards at Year-End	44
Pay versus Performance	46
Potential Payments Upon Termination or Change in Control	49

Certain information included or incorporated herein by reference in this document may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies. All statements (other than statements of historical fact) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate.

All forward-looking statements speak only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in or incorporated by reference into annual report on Form 10-K filed with the SEC on March 12, 2024. Except as is required by law, we expressly disclaim any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this document. Throughout this document, we refer to Nature’s Sunshine Products, Inc., together with our subsidiaries, as "Nature's Sunshine," “we,” “us,” “our,” “our Company” or “the Company.”

Letter from our President and Chief Executive Officer

Dear Fellow Shareholder:

I invite you to attend the 2024 Nature’s Sunshine Products, Inc. Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at Nature’s Sunshine Products, Inc.’s principal executive offices, located at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, on Wednesday, May 1, 2024, at 10:00 a.m., Mountain Daylight Time.

The matters to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. A copy of our annual report is also enclosed.

Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares you hold, it is important that your shares be represented and voted. Therefore, I urge you to vote as promptly as possible. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting in person, we will gladly welcome your attendance, and you will be able to vote at the meeting, even if you have previously submitted your proxy.

Thank you for your continued support of Nature’s Sunshine Products, Inc.
/s/ Terrence Moorehead Terrence Moorehead President and Chief Executive Officer March 15, 2024

Notice of 2024 Annual Meeting of Shareholders

Date and Time

May 1, 2024

10:00 AM Mountain Time

Place

2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043

Voting

Shareholders of record at the close of business February 21, 2024

How to Vote:

Internet: www.proxyvote.com

Phone: 1-800-690-6903

Mail: Vote Processing, c/o Broadridge, 52 Mercedes Way, Edgewood, NY 11717

Proposals and Board Recommendations

1	Election of Directors: Curtis Kopf, Terrence Moorehead, Richard Moss, Tess Roering, Robert Straus, Christopher Teets, Heidi Wissmiller, and Rong Yang	✓ For each nominee
2	Advisory Resolution to Approve Named Executive Officer Compensation	✓ For
3	Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2024	✓ For

To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Sincerely,

/s/ Nathan Brower

Nathan Brower
Executive Vice President,
General Counsel and Secretary
March 15, 2024

Important Notice regarding the availability of Proxy Materials for the 2024 Annual Meeting of Shareholders to be held May 1, 2024.

The Notice of Meeting, Proxy Statement, and Annual Report on Form 10-K are available at https://ir.naturessunshine.com/sec-filings/all-sec-filings

Summary Governance Directors Officers Compensation Proposals Other

Nature's Sunshine

Our Values

Quality	**Setting the standards, not just meeting them**
Integrity	**Doing what's right because it's right**
Service	**Providing value and showing respect for all**
Community	**Connecting those who share our passion**
Innovation	**Nurturing a spirit of discovery and advancement**

Nature's Sunshine Products, Inc. 5

Proxy Statement Summary

2024 Annual Meeting of Shareholders

Time and Date	Place	Record Date	Voting
10:00 a.m. Mountain Daylight Time	2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043	February 21, 2024	Shareholders of record as of the Record Date are entitled to vote
May 1, 2024

Agenda and Voting Recommendations

Proposal	Description	Board Recommendation	Page
1	Election of Directors	✓ For each nominee	53
2	Advisory Resolution to Approve Named Executive Officer Compensation	✓ For	54
3	Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2024	✓ For	55

The proxy solicitation materials are being sent on or about March 15, 2024 to our shareholders entitled to vote at the Annual Meeting.

Pursuant to rules of the United States Securities and Exchange Commission (the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to collectively as the “proxy materials”), and Annual Report on Form 10-K for the year ended December 31, 2023 (referred to as the “Annual Report”), over the internet. Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made an election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.proxyvote.com. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, all shareholders may request to receive proxy materials in printed form by mail on an ongoing basis.

6	2024 Proxy Statement

2023 Performance

In 2023, we achieved excellent net sales, driven by strong growth in key markets. We continued to see strong growth in Asia, which was up 8% from the prior year, while North America grew by 4.9% for the full year, capping a great comeback year. We began to see results from our cost-saving and efficiency strategies, yielding improved profitability over the prior year. Our overall 2023 performance is highlighted in the metrics and charts below.

$445.3 Million	$16.4 Million	$40.4* Million	$122.12**
NET SALES	NET INCOME	ADJUSTED EBITDA	TSR

*We define adjusted EBITDA, which is a non-GAAP financial measure, as net income/loss from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain unusual (noted) adjustments for non- budgeted costs deemed appropriate by the Compensation Committee. A reconciliation of net income to adjusted EBITDA is provided at the end of this Proxy Statement.

**TSR is based on a comparison that assumes $100 was invested on December 31, 2020 in our common stock.

*All amounts in ($) millions.
As we look to 2024, we continue to expand our digital initiatives and investments in key markets. Consistent with these objectives, we will continue to prioritize investments in digital, field activation, manufacturing efficiency, and brand-building to enhance the customer experience. As such, we look forward to driving more growth in 2024.

Nature's Sunshine Products, Inc.	7

Our Current Board of Directors

7 of 8 Directors are Independent	50% of directors self‐identify as women or as from an underrepresented community	4 yrs. 9 mos. Average Tenure	25% of committee leadership positions are filled by women

NAME	EXPERIENCE	INDEPENDENT	AGE	DIRECTOR SINCE	COMMITTEES
Richard Moss	Chairman of the Board Former CFO of Hanesbrands Inc.	✓	66	2018	Audit Compensation
Terrence Moorehead	President & Chief Executive Officer of Nature's Sunshine Products, Inc.		61	2018
Curtis Kopf	Chief Experience Officer at REI	✓	58	2022	Governance Risk Management (Chair)
Tess Roering	Former Chief Commercial Officer and Chief Marketing Officer at CorePower Yoga	✓	55	2022	Audit Compensation
Robert Straus	Portfolio Manager at Wynnefield Capital Management, LLC	✓	53	2017	Compensation (Chair) Governance
Christopher Teets	Founding Partner of Red Mountain Capital Advisors LLC	✓	51	2015	Audit (Chair) Governance
Heidi Wissmiller	Former Chief Growth Officer at Rodan + Fields	✓	59	2020	Governance (Chair) Risk Management
Rong Yang	CEO Fosun Pharma USA Inc.	✓	45	2022	Audit Risk Management

8	2024 Proxy Statement

2023 Executive Compensation

Executive Compensation Highlights
Obtaining and retaining a talented and experienced leadership team is key to our long term success. Our Compensation Committee has designed an effective compensation program, following important policies and best practices, in order to achieve this objective. Our named executive officer ("NEO") compensation packages primarily consists of three elements: (i) a base salary, (ii) annual cash incentive based upon overall Company or segment financial performance, and (iii) participation in long-term, stock-based incentive awards, in the form of restricted stock units ("RSUs") and performance-contingent RSUs ("PRSUs").

In 2023, we did not make significant changes to our executive compensation with it being the first full year of employment for all NEOs except Mr. Moorehead. Our performance in 2023 produced positive outcomes on all fronts, highlighted by strong fundamental growth in key markets and significant results from our profitability measures. Despite continued inflationary pressures and significant foreign exchange impacts, we managed to record overall net sales and net income gains. All of these impacted our results and performance, and in turn, our executive compensation.

2023 Performance-based Results Performance-based incentives paid to our NEOs in 2023 reflected our continued focus to take our Company to the next level.
Annual Cash Incentive	Our 2023 corporate revenue and adjusted EBITDA performance exceeded targets, resulting in a 2023 Annual Cash Incentive payout of 160%.
Performance-based RSUs	In 2023, PRSUs were granted and contingent on rolling four-quarter adjusted EBITDA, which if achieved would evidence strong overall growth to our top and bottom line.

Early 2024 Compensation Decisions
Based on a 94.3 percent vote of favorable shareholder approval in 2023, the Compensation Committee decided not to make any material changes to our compensation philosophies, policies and practices in 2024.

In early 2024 our Compensation Committee reviewed the competitiveness of the current base salaries of our NEOs, our 2022 Executive Compensation Report, and our performance during 2023. Based on this review, base salary increases were provided to all NEOs.

For more information on our executive compensation program and the 2023 compensation of our named executive officers, see the section entitled "Narrative Discussion of Compensation Policies and Practices."

Nature's Sunshine Products, Inc.	9

Corporate Governance

NATURES SUNSHINE
POWER
greens
WHOLEFOOD
PERFORMANCE GREENS*

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Board Structure
OUR FRAMEWORK

Common Stock	We have one class of stock with equal voting rights. One share equals one vote.
Annual Director Elections	Our Directors serve one-year terms and are elected each year.
Corporate Governance Guidelines	Our guidelines cover requirements for independence, service on other boards, director qualification standards and selection criteria, in addition to periodic evaluations.
Majority Voting	We have majority voting for uncontested elections of directors.
Separate Chairman and CEO roles	Our CEO focuses on running Nature's Sunshine while our independent Chairman oversees accountability at the Board level.
Board Refreshment	We have age and term limits for our Directors to ensure we keep an up-to-date team of experienced and qualified individuals.
Executive Sessions	We have regularly scheduled executive sessions of independent directors at the Board and committee levels.
Financial Expertise	We have 100% independent Audit and Compensation Committees.
Stock Ownership Guidelines	We have robust stock ownership guidelines for our directors and executive officers.
Hedging, Pledging and Short Sale Prohibitions	We prohibit hedging transactions, put and call options, pledging stock, or holding stock in margin accounts.
Board Oversight of Key Initiatives	Our Board regularly reviews and oversees our ESG initiatives and our enterprise risk management program.

LEADERSHIP STRUCTURE

Mr. Moss serves as the Chairman of the Board. The Chairman of the Board is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings.

We believe that the leadership structure of the Board is appropriate because it provides both unified and consistent leadership, effective independent oversight, and expertise in the management of our complex operations as a consumer product and direct selling business.

Nature's Sunshine Products, Inc.	11

BOARD MEETINGS AND ATTENDANCE

Our Board of Directors held 5 meetings during 2023 with each Board Member serving at the time attending 75 percent or more of the board and committee meetings.

Although we do not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting, Directors are expected to attend, and all Directors attended the 2023 Annual Meeting.

DIRECTOR INDEPENDENCE AND QUALIFICATIONS

The Board has determined that all current directors and nominees for election at the Annual Meeting, except Mr. Moorehead, are independent directors under the current standards for “independence” established by NASDAQ. In making this determination, our Board considered Mr. Straus’ affiliation with Wynnefield Capital Management, LLC, one of our shareholders and Mr. Yang’s affiliation with Fosun Pharma, one of our shareholders.

The Board has four standing committees: Audit Committee, Compensation Committee, Governance Committee, and Risk Management Committee. The Board has determined that the committee chairs and members are independent under the current standards for “independence” established by NASDAQ.

BOARD COMMITTEES

Our Board and Governance Committee regularly review the responsibilities and composition of the standing committees. We strive to promote diverse experience and perspectives across the Board and its committees. We believe our current structure allows our CEO and management to focus on our business, while our independent directors and Chairman monitor and drive accountability at a high level.

The current composition and responsibilities of the standing committees is described below. Each committee operates under a charter, all of which are reviewed and approved annually. The committee charters may be found at https://ir.naturessunshine.com/corporate-governance/governance-documents.

Audit Committee

J. Christopher Teets (Chair) Richard D. Moss Tess Roering Rong Yang Six meetings during 2023 100 % Attendance
The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is responsible for the engagement and oversight of our independent registered public accounting firm and reviews the adequacy and effectiveness of our internal control system and procedures. Our Board of Directors has determined that all members of our Audit Committee are independent directors and audit committee financial experts.

Under its Charter, all members of the Audit Committee are required to meet the independence and experience requirements of the NASDAQ Stock Market, the Exchange Act, and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.

12	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Compensation Committee

Robert D. Straus (Chair) Richard D. Moss Tess Roering Five meetings during 2023 100 % Attendance
The Compensation Committee reviews compensation policies applicable to executive officers, certain key employees, and Board members. It evaluates and approves the compensation to be paid to executive officers and certain key employees (other than the Chief Executive Officer) and makes recommendations to the Board regarding the compensation to be paid to our Chief Executive Officer and all Board members. The Compensation Committee administers or makes recommendations to the Board with respect to the Company’s equity-based and other incentive compensation plans. The Compensation Committee is authorized to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee has from time to time retained the services of Fredric W. Cook & Co., Inc. ("F.W. Cook"), a leading compensation consulting firm, to provide advice and recommendations regarding the Company’s compensation programs, including equity compensation practices and cash compensation structure for executive officers.

Under its Charter, all members of the Compensation Committee are required to meet the independence requirements of the NASDAQ Stock Market, the Exchange Act, and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.

Governance Committee

Heidi Wissmiller (Chair) Curtis Kopf Robert D. Straus J. Christopher Teets Five meetings during 2023 100 % Attendance
The Governance Committee makes recommendations to the Board of Directors about the size and composition of the Board or any of its committees; evaluates nominations received from shareholders; and develops and recommends to the Board corporate governance principles applicable to our Company. The Governance Committee also provides, on behalf of the Board, oversight of the Company’s environmental, social, and governmental initiatives.

Under its Charter, all members of the Governance Committee are required to meet the independence requirements of the NASDAQ Stock Market, and applicable laws, as affirmatively determined by the Company’s Board.

Nature's Sunshine Products, Inc.	13

Risk Management Committee

Curtis Kopf (Chair) Heidi Wissmiller Rong Yang Four meetings during 2022 100 % Attendance
The Risk Management Committee assists our Board of Directors in fulfilling its oversight responsibilities by overseeing our enterprise risk management program. The Risk Management Committee oversees and reviews the identification and assessment of material risks that we face based on the internal and external environment and oversees and reviews our risks related to legal and regulatory requirements, including, but not limited to, distributor compliance and direct selling best practices; employee compliance, such as code of conduct and other mandated trainings (including Foreign Corrupt Practices Act "FCPA" trainings); product and product distribution regulatory compliance, including adherence to FTC, FDA and other similar regulatory bodies’ mandates; FCPA compliance and best practices; data protection and privacy, cybersecurity, and IT governance compliance and best practices; and foreign operations compliance.

Under its Charter, the Risk Management Committee is required to consist of at least three directors, one of whom shall be a member of the Company’s Audit Committee. Each member of the Risk Management Committee is required to meet the independence requirements of the NASDAQ Stock Market, the Exchange Act, and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.

NATURES SUNSHINE
NATURES SUNSHINE.
Focus Attention
NEW LOOK!
SYSTEM SUPPORT*
EXTRACTS
HERBAL EXPERTS since 1972

14	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Board Risk Oversight

BOARD'S ROLE IN THE OVERSIGHT OF RISK MANAGEMENT

The Board of Directors is primarily responsible for assessing risks associated with our business. However, the Board delegates certain of such responsibilities to other groups. Specifically, the committees of the Board oversee and review various aspects of our risk management as outlined below.

Audit	Compensation
•Review our policies and procedures related to financial and accounting systems.
•Review our investment strategies.
•Review compliance with SEC mandates.
•Oversees our internal audit team to evaluate and improve risk management.
•Reviews our compensation program for executives and key employees •Helps ensure compensation program does not encourage excessive risk taking by our executives or key employees.

Governance	Risk Management
•Monitors effectiveness of corporate governance guidelines. •Manages risk associated with independence of Board members and potential conflicts of interest.
•Oversees and reviews internal and external risks related to legal and regulatory requirements.
•Monitors our distributor compliance and direct selling practices.
•Reviews employee compliance with our code of conduct and mandatory trainings.
•Oversees our adherence to FTC or FDA mandates.
•Reviews FCPA compliance.
•Oversees our Cybersecurity Committee and reviews compliance with data protection and privacy practices.

Our management team and designated employees offer support in risk management through various ways, including the following:
•Internal audit review of the effectiveness of risk management policies, practices and controls.
•Our legal department assists the Board in compliance with corporate compliance activities including mandatory Code of Conduct, FCPA, and other trainings.
•The Cybersecurity Committee is comprised of employees from IT, finance, legal, and human resources and reports its activities to the Risk Management Committee. This committee is tasked with reviewing data protection policies and coordinating response to any date security incident.

Nature's Sunshine Products, Inc.	15

In the first quarter of each year, our Board of Directors and management team participate in an enterprise risk management survey to help identify collective areas of focus and oversight. This exercise aids the Risk Management Committee and Board of Directors in maintaining an up-to-date risk management program that adapts to changes in our business or the marketplace. The table below identifies select areas of focus in 2023.

Select Areas of Oversight
Cybersecurity and Technology	Analyzing the Company’s ability to incorporate digital technology, adjust to changing technologies or missed competitive advantages through the strategic use of technology.
Insurance	Review of the Company’s overall insurance coverages and assessing whether adjustments are required based on the Company’s overall business strategy.
Global Supply Chain	Evaluation of the Company’s ability to maintain a well-stocked pipeline of product that can be quickly delivered to customers.
Compliance and Business Conduct	Assess the Company’s compliance with applicable global laws and regulations relating to the Company’s business model and products.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Board’s Audit Committee is responsible for review, approval, or ratification of “related-party transactions” as defined under applicable SEC rules that involve the Company or its subsidiaries. We have adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds the lesser of (i) $120,000, or (ii) 1% of the average of the Company's total assets at year-end for the last two completed fiscal years (the "Threshold"), and a related party has a direct or indirect material interest. If the Audit Committee determines a related party has a material interest in a transaction, the Audit Committee may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Since the beginning of fiscal 2022, there have been no transactions, and there currently are no proposed transactions, in excess of the Threshold, between the Company (or one of our subsidiaries) and a related person in which the related person had or will have a direct or indirect material interest.

COMMUNICATIONS WITH DIRECTORS
We do not have a formal process for shareholder communications with the Board of Directors. Nevertheless, the Directors endeavor to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Communications to the Board of Directors may be submitted in writing to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees thereof, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Company, including the Chief Executive Officer, as appropriate.

16	2024 Proxy Statement

CORPORATE GOVERNANCE GUIDELINES
Our Board of Directors adopted Corporate Governance Guidelines, which are available on our website https://ir.naturessunshine.com/corporate-governance/governance-documents. Among other things, our Corporate Governance Guidelines set forth guidelines relating to board independence, service on other boards, director qualification standards and additional selection criteria, periodic self-evaluation, and stock ownership guidelines.

The Corporate Governance Guidelines provide that the Governance Committee oversees periodic evaluations of the Board of Directors and its Committees. Such evaluations are conducted annually and focus on, among things, whether the Board of Directors has the appropriate skills and experience, whether the Board of Directors is appropriately structured and diversified, and whether the Board of Directors is effectively communicating. Generally, such evaluations are conducted as self-evaluations but from time to time the Governance Committee may engage a third party to conduct evaluations.

The stock ownership guidelines provide that Directors are to hold shares of the Company’s stock with a minimum value of three times the grant date value of the annual equity grant to Directors. For example, the last equity grant, which was made in May of 2023, had a grant date value of $100,000, thereby requiring Directors to hold shares with a minimum value of $300,000. Directors have four years to be in compliance with the stock ownership guidelines and a period of twelve months to reestablish compliance with the guidelines if they fall below the minimum ownership level. Due to a recent increase in Director grant values, and a drop in stock price, some directors have fallen out of compliance with the guidelines. Given time, we anticipate that all directors will be in compliance.

CODE OF ETHICS
Our Code of Conduct (the "Code") applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and senior financial and accounting officers. A copy of the Code is available on our website at https://ir.naturessunshine.com/corporate-governance/governance-documents. A physical copy may be requested by writing to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043. We intend to post on our internet website all amendments to, or waivers from, the Code that are required to be disclosed by applicable law.

Nature's Sunshine Products, Inc.	17

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Board Composition and Refreshment
Our Board is comprised of highly experienced and talented individuals. Our Governance Committee makes recommendations to the Board about the size and composition of the Board or any of its committees, evaluates nominations received from shareholders, and develops and recommends to the Board corporate governance principles applicable to our Company. The Board and the Governance Committee consider the qualifications of Directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. The Board monitors the mix of specific experience, qualifications, and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

In selecting or recommending candidates, the Governance Committee takes into consideration the criteria set forth in our Company's Corporate Governance Guidelines adopted by the Board and such other factors as it deems appropriate. These factors include:

•the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•the candidate’s experience as a board member of another publicly held company;
•the candidate’s professional and academic experience relevant to the Company’s industry;
•the strength of the candidate’s leadership skills;
•the candidate’s experience in finance and accounting and/or executive compensation practices; and
•whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable.

The Governance Committee may also consider director candidates proposed by management and by shareholders of the Company. Recommendations for consideration by the Governance Committee, including recommendations from shareholders of the Company, should be sent in writing, together with appropriate biographical information concerning each proposed nominee, to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043. The Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our Bylaws. Our Bylaws require, among other things, an advance written notice of the nomination in writing of not later than the ninetieth (90th), nor earlier than the one-hundred-twentieth (120th) day, from the date of the first anniversary of the annual meeting. This notice must also include certain information relating to the nominee and the nominating shareholders as described more fully in our Bylaws. The Governance Committee did not receive any director nominations from shareholders of the Company for the 2024 Annual Meeting.

REFRESHMENT
Our Board of Directors believes that its policy of periodic, rigorous self-evaluations is currently the best way to ensure it is appropriately structured to fit the demands of the Company’s business. In addition, Directors who will reach either the age of 70 or 10 years of service on the Board of Directors prior to the next annual meeting of Shareholders, shall not be nominated for election to the Board of Directors at the next annual meeting, unless the Board of Directors grants a waiver prior to nomination for another term. The average tenure of our Directors is about four years and nine months and the average age of our Directors is approximately 56 years old.

Nature's Sunshine Products, Inc.	19

Nominees for Election
The Board of Directors and Governance Committee are committed to building and maintaining a Board comprised of capable individuals who collectively provide the experience, ability and expertise to drive shareholder value while reflecting our values of quality, integrity, service, community, and innovation. We strive to have a mixture of experience and tenure in order to ensure continuity of institutional knowledge while welcoming fresh perspectives. The following demographic information illustrates the diversity of our director nominees.

Board Diversity Matrix - as of March 15, 2024
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

NATURE'S SUNSHINE.
CHILDREN'S
Probiotic Power
CHEWABLE PROBIOTIC
1 Billion CFUs Per Serving
Gluten Free

20	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Curtis Kopf Director since 2022	Committees: Governance Risk Management (Chair)

Mr. Kopf, 58, has served on the Board since January 2022, and currently serves as Chair of the Risk Management Committee and on the Governance Committee. Mr. Kopf is currently Group Vice President, Customer Experience at Insulet, a $2B global med-tech company. Mr. Kopf held the position of Chief Experience Officer at REI February 2021 - November 2023. Mr. Kopf joined REI in 2018 as its Chief Digital Officer. Prior to his senior leadership roles at REI, Mr. Kopf served as Senior Vice President, Customer and Digital Experience at Premera Blue Cross from June 2015 to September 2018. Mr. Kopf also held various positions at Alaska Airlines, Microsoft and Amazon. Mr. Kopf earned a Bachelor’s degree in English from Brown University and a Master’s degree in Writing from Johns Hopkins University.

The Governance Committee nominated Mr. Kopf to the Board because of its belief that he brings significant consumer and digital experience to the Board, which supplements the Board’s skills in these key areas.

Terrence O. Moorehead Director, President and Chief Executive Officer Director since 2018

Mr. Moorehead, 61, was appointed as the Company’s President, Chief Executive Officer effective October 1, 2018. Mr. Moorehead brings more than 25 years of experience in the retail consumer products industry. He previously served as Chief Executive Officer of Carlisle Etcetera LLC, from 2015 through 2018. From 2013 through 2015, he served as Chief Executive Officer of Dana Beauty, Inc. From 1991 to 2013 he served in various capacities at Avon Products, Inc., including, among other positions, as VP, Strategy and Digital, for North America, President and Chairman of Avon Japan, and President of Avon Canada. Mr. Moorehead currently serves on the Board of Directors of Xenia Hotels & Resorts, Inc., a self-advised and self-administered REIT that invests in uniquely positioned luxury and upper upscale hotels and resorts. Mr. Moorehead received his Master's of Business Administration in Marketing and Finance from Columbia University and a Bachelor of Arts in Economics and Marketing from Boston College.

The Governance Committee nominated Mr. Moorehead to the Board because of its belief that he brings significant experience in direct-to-consumer, business transformation, and extensive leadership management skills in global consumer-oriented businesses, which strengthens the Board in key areas.

Nature's Sunshine Products, Inc.	21

Richard D. Moss Chairman of the Board Director since 2018	Committees: Audit Compensation

Mr. Moss, 66, has served on the Board since May 2018, and as Chairman of the Board since 2022. He currently serves on the Audit and Compensation Committees. Mr. Moss served as Chief Financial Officer of Hanesbrands Inc., a leading Fortune 500 apparel company, from October 2011 until October 2017, after which he served in an advisory role at Hanesbrands until his retirement on December 31, 2017. Prior to his appointment as Chief Financial Officer, Mr. Moss led several key financial functions, including treasury and tax, at Hanesbrands from 2006 to 2011. From 2002 to 2005, Mr. Moss served as Vice President and Chief Financial Officer of Chattem Inc., a leading marketer and manufacturer of branded over- the-counter health-care products, toiletries and dietary supplements. Mr. Moss currently serves on the Board of Directors of Winnebago Industries, Inc., a leading U.S. recreational vehicle manufacturer and on the Board of Directors of Hydrofarm Holdings Group, Inc., a leading independent distributor and manufacturer of hydroponics equipment and supplies for controlled environment agriculture. Mr. Moss received a B.A. and an M.B.A from Brigham Young University.

The Governance Committee nominated Mr. Moss to the Board because of its belief that he brings significant financial and corporate governance experience to the Board, including experience with public, consumer-oriented companies, which supplements the Board’s skills in these key areas.

Tess Roering Director since 2022	Committees: Audit Compensation

Ms. Roering, 55, has served on the Board since January 2022, and currently serves on the Audit and Compensation Committees. Ms. Roering held various leadership positions at CorePower Yoga, including as Chief Commercial Officer from 2019 to 2020 and Chief Marketing Officer from 2014 to 2018. Prior to joining CorePower Yoga, Ms. Roering led marketing at Athleta and held director and vice president level marketing positions at companies including Gap, Old Navy. Visa International, Hotwire.com, and Gillette. Ms. Roering currently serves on the boards of directors of three private companies: Elase, a pioneering medical spa platform, Rhone, an athletic and lifestyle apparel brand, and, I and love and you, a premium, natural pet food company. Ms. Roering earned a Bachelor’s degree in psychology from Stanford University and an MBA from the Fuqua School of Business at Duke University.

The Governance Committee nominated Ms. Roering to the Board because of its belief that she brings significant consumer and marketing experience to the Board, which supplements the Board’s skills in these key areas.

22	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Robert D. Straus Director since 2017	Committees: Compensation (Chair) Governance

Mr. Straus, 53, has served on the Board since June 2017, and currently serves on the Governance Committee and as Chair of the Compensation Committee. Mr. Straus is a Portfolio Manager at Wynnefield Capital Management, LLC, an investment management firm, since April 2015. Prior to joining Wynnefield Capital, Mr. Straus served as Managing Director or Senior Analyst at several investment banks over nearly 20 years. Mr. Straus served as a director of S&W Seed Company (NASDAQ: SANW) from January 2018 to October 2022, a global agriculture company with its primary activities in alfalfa seed, hybrid sorghum and sunflower germplasm and stevia. Mr. Straus is a member of the Board of Advisors for the Appalachian Mountain Club (AMC), the oldest outdoor group in the U.S. created in 1876, since December 2021. Mr. Straus is a member of the Board of Directors of one private company, MK Acquisition LLC - an authentic mountain lifestyle apparel brand founded in Jackson Hole, Wyoming - since May 2015; he also served on the Board of Directors of Hollender Sustainable Brands LLC - a female sexual wellness consumer brand with its headquarters in Burlington, VT and an office in New York, NY and B Lane, Inc. dba Fashion to Figure - a women’s apparel plus-size omnichannel retailer based in New York, NY. Mr. Straus received his B.S.B.A. from the University of Hartford and M.B.A. from Bentley College.

The Governance Committee nominated Mr. Straus to the Board because of his extensive experience assessing capital allocation programs, evaluating business strategy and conducting in-depth due diligence, which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

J. Christopher Teets Director since 2015	Committees: Audit (Chair) Governance

Mr. Teets, 51, has served on the Board since December 2015. Mr. Teets currently serves as Chair of the Audit Committee and also serves on the Governance Committee. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC, an investment management firm, since February 2005. Since 2021, Mr. Teets has also served as a founding partner of Red Mountain Capital Advisors LLC, a merchant bank serving middle market public and private companies. Before joining Red Mountain Capital, Mr. Teets was an investment banker at Goldman, Sachs & Co. Prior to joining Goldman Sachs & Co. in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets currently serves on the boards of directors of Marlin Business Services Corp., Air Transport Services Group, Inc. and he previously served on the Boards of Directors of Affirmative Insurance Holdings, Inc., Yuma Energy, Inc, and Encore Capital Group, Inc. Mr. Teets holds a bachelor’s degree from Occidental College and a M.Sc. degree from the London School of Economics.

The Governance Committee nominated Mr. Teets to the Board because of his extensive investment banking and board experience, which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

Nature's Sunshine Products, Inc.	23

Heidi Wissmiller Director since 2020	Committees: Governance (Chair) Risk Management

Ms. Wissmiller, 59, has served on the Board since July 2020, and serves as Chair of the Governance Committee and on the Risk Management Committee. Ms. Wissmiller served in multiple C-suite positions for Rodan + Fields from 2014 to April 2019, including Chief Growth Officer and Chief Operating Officer of Global Field Sales and Operations. Prior to Rodan + Fields, Ms. Wissmiller was the CEO for Micro Analytical Systems. She previously served in various senior leadership roles with globally recognized companies, including PepsiCo, E & J Gallo Winery and Nabisco. Ms. Wissmiller holds a Bachelor's degree from the University of Portland, a Finance for Executives Certificate from the University of Chicago, and a Board Readiness Certificate from the Yale University School of Management.

The Governance Committee nominated Ms. Wissmiller to the Board because of her extensive experience in the consumer products industry which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

Rong Yang Director since 2022	Committees: Audit Risk Management

Mr. Yang, 45, was appointed to the Board in June 2022, and serves on the Audit and Risk Management Committees. Mr. Yang currently serves as CEO of Fosun Pharma USA Inc. and Chief Representative of the Fosun Group in the United States, a position he has held since January 2022. Prior to joining Fosun, Mr. Yang held various senior positions with Bayer US LLC for nearly 20 years, including Vice President, Head of Specialty Sales with Bayer US; Vice President of Business Insight US; and Vice President of Finance and Strategy Americas. Mr. Yang holds a Bachelor’s degree from Beijing Foreign Studies University, a Master of Economics from Nankai University, and a Masters of Business Administration from Harvard University.

The Governance Committee nominated Mr. Yang to the Board because of its belief that he brings significant experience to the Board, including experience with international companies, which supplements the Board’s skills in key areas.

24	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

HERBAL EXPERTS since 1972
NATURES SUNSHINE
POWER
meal
SUPERFOOD
WHOLE BODY MEAL*
- Premium Plant Protein -
VANILLA
100% VEGAN
GLUTEN FREE
NON GMO
0G
ADDED SUGAR
210

No family relationship exists among any of our Director nominees or executive officers. To our knowledge, there are no pending material legal proceedings in which any of our Directors or nominees for Director, or any of their associates, is a party adverse to us or any of our affiliates, or has a material interest adverse to us or any of our affiliates. To our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, sanctions, or injunctions that are material to the evaluation of the ability or integrity of any of our Directors or nominees for Director during the past 10 years.

Nature's Sunshine Products, Inc.	25

Director Compensation
CASH COMPENSATION
Each non-employee Director receives an annual retainer of $55,000. The Chairman receives an additional retainer of $40,000. In addition to the annual retainer, committee chairs and members receive additional retainers as noted in the below table. All annual retainers are pro-rated for any partial year of service.

	Audit	Compensation	Governance	Risk Management
Committee Chair	$20,000	$15,000	$10,000	$10,000
Committee Member	$10,000	$7,500	$5,000	$5,000

EQUITY COMPENSATION
Each non-employee Director receives an annual grant of a restricted stock unit ("RSU") award with a grant date value equal to $100,000 (based on the closing selling price of our common stock on the grant date). Such awards generally vest in 12 equal successive monthly installments, over a one-year period measured from the grant date until the Company's next annual shareholder meeting, subject to continued Board service, and accelerated in full upon a change in control.

PRODUCT CREDIT
Non-employee Directors are provided with $750 of credit to purchase Company products each calendar year.

EXPENSES
Non-employee Directors are reimbursed for travel and other expenses incurred in connection with their duties as directors to the extent such expenses are submitted to the Company for reimbursement.

STOCK OWNERSHIP GUIDELINES
Each non-employee Director is subject to stock ownership guidelines. Under these guidelines, each non-employee Director is required to maintain ownership of capital stock or an equity position in the Company of at least three times the value of the annual equity grant. Directors may obtain or hold capital stock or an equity position above what is stated in the guidelines. Compliance may be met by accumulating such equity through vested shares of RSUs; shares owned either directly or beneficially by the Director; and shares held in trust for the benefit of the Director, or his or her immediate family member. Directors have four years to be in compliance with the stock ownership guidelines and a period of twelve months to reestablish compliance with the guidelines if they fall below the minimum ownership level. Due to a recent increase in Director grant values, and a drop in stock price, some directors have fallen out of compliance with the guidelines. Given time, we anticipate that all directors will be in compliance.

26	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Director Compensation - 2023

The following table sets forth certain information regarding the compensation of each individual who served as a non-employee Director during 2023. Mr. Moorehead, who is our only employee on our Board of Directors, received no additional compensation for his service on our Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All other Compensation (2)	Total
Curtis Kopf	$68,750	$100,000	$750	$169,500
Richard D. Moss	$112,500	$100,000	$750	$213,250
Tess Roering	$72,500	$100,000	$750	$173,250
Mary Beth Springer (3)	$25,833	$—	$750	$26,583
Robert D. Straus	$79,500	$100,000	$750	$180,250
J. Christopher Teets	$84,500	$100,000	$750	$185,250
Heidi Wissmiller	$70,000	$100,000	$750	$170,750
Rong Yang (4)	$70,000	$100,000	$750	$170,750

1)	On May 3, 2023, the Board approved a grant of 9,355 RSUs for each non-executive director. The RSUs granted to directors vest in 12 monthly installments over a one-year period from the grant date until the Company's next annual shareholder meeting, subject to continued service on the Board of Directors, and accelerated vesting upon a change in control. The shares that vest under each award will be delivered to the director upon the earlier of the director’s separation from the Board, or the expiration of the two-year restriction period subsequent to the vesting of the entire RSU grant. The amount reflected in this column above represents the grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718.

2)	Represents $750 worth of credit to purchase Company products.
3)	Ms. Springer did not stand for reelection to the Board in 2023 in accordance with our Board refreshment guidelines. Her last day of Board service was May 3, 2023.
4)	The fees shown being paid to Mr. Yang were paid to Fosun Pharma.

Nature's Sunshine Products, Inc.	27

Director Equity Ownership The following table displays the outstanding equity awards for our sitting Directors, other than Mr. Moorehead as of December 31, 2023.
Name	Outstanding Stock Awards	Outstanding Option Awards
Curtis Kopf	16,691	—
Richard D. Moss	18,724	25,000
Tess Roering	16,691	—
Robert D. Straus	18,724	25,000
J. Christopher Teets	18,724	25,000
Heidi Wissmiller	18,724	—
Rong Yang	17,013	—

28	2024 Proxy Statement

Executive Officers

NATURES SUNSHINE
POWER
beets
SUPERFOOD
PERFORMANCE BOOSTER*

Terrence O. Moorehead President, Chief Executive Officer Role: 5 Years Tenure: 5 Years
Mr. Moorehead, 61, was appointed as the Company’s President, Chief Executive Officer effective October 1, 2018. Mr. Moorehead brings more than 25 years of experience in the retail consumer products industry. He previously served as Chief Executive Officer of Carlisle Etcetera LLC, from 2015 through 2018. From 2013 through 2015, he served as Chief Executive Officer of Dana Beauty, Inc. From 1991 to 2013 he served in various capacities at Avon Products, Inc., including, among other positions, as VP, Strategy and Digital, for North America, President and Chairman of Avon Japan, and President of Avon Canada. Mr. Moorehead currently serves on the Board of Directors of Xenia Hotels & Resorts, Inc., a self-advised and self-administered REIT that invests in uniquely positioned luxury and upper upscale hotels and resorts. Mr. Moorehead received his Master's of Business Administration in Marketing and Finance from Columbia University and a Bachelor of Arts in Economics and Marketing from Boston College.

Nathan G. Brower Executive Vice President, General Counsel and Secretary Role: 6 Years Tenure: 8 Years

Mr. Brower, 44, was appointed the Company’s Executive Vice President, General Counsel and Secretary in December 2017. Mr. Brower previously served as the Company’s Senior Director, Legal Counsel from May 2015 to December 2017. Mr. Brower also serves as the President of the Impact Foundation, the Company's charitable organization that furthers the Company's mission to share the healing power of nature.

Tracee Comstock Vice President, Human Resources Role: 6 Years Tenure: 6 Years

Ms. Comstock, 58, has served as the Company's Vice President, Human Resources since January 2018. Prior to joining Nature's Sunshine, Ms. Comstock was Vice President of Human Resources at Younique, LLC, head of Human Resources at Young Living Essential Oils. She served as the President and as a member of the Board of Directors of Salt Lake SHRM, a human resources organization in Utah. Ms. Comstock received a Bachelor of Arts degree from Brigham Young University.

Sarah J. Crockett Global Chief Marketing Officer Role: Less than 1 Year Tenure: Less than 1 Year

Ms. Crockett, 41, was named Global Chief Marketing Officer of Nature’s Sunshine in October 2023. Ms. Crockett joins Nature’s Sunshine from VF Corporation where she was the Global Chief Marketing Officer of Dickies from 2022 to2023. In addition to previously serving as Chief Marketing Officer for Backcountry.com (2020-2022) and Burton Snowboards(2018-2020), she has also held senior marketing positions at REI, Vans, Lucky Brand, and Von Dutch. Ms. Crockett holds a Bachelor of Science in Business Administration from California State University of Los Angeles and currently serves on the Board of Directors for Stance and Rumpl.

Martin A. Gonzalez Executive Vice President, Global Supply Chain Role: 1 Year Tenure: 1 Year

Mr. Gonzalez, 55, has served as Executive Vice President of Global Supply Chain Operations since May 2022. Prior to joining our Company, Mr. Gonzalez served as VP Farm Operations & Excellence at Bowery Farming from 2020 to November 2021. From 2017 to 2020, Mr. Gonzalez was VP Supply Chain & Operations North America at Cerelia North America (formerly Sara Lee). Mr. Gonzalez has served in numerous roles at Molson Coors/SABMiller and Unilever in Canada, the US, the Netherlands, and Latin America. Mr. Gonzalez holds a Bachelor of Science degree in Electrical Engineering from the Universidad de Los Andes in Bogota, Colombia and an MBA from the Thunderbird School of Global Management in Glendale, Arizona.

30	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Kevin Herbert Executive Vice President, President North America Role: Less than 1 Year Tenure: Less than 1 Year

Mr. Herbert, 57, joined Nature’s Sunshine as Executive Vice President, President North America in June 2023. Prior to joining our Company, Mr. Herbert served in executive and senior leadership positions for well-known companies like Samsung (2014-2018), Lala US (2019-2020), Borden, Hain Celestial, White Wave Foods and Procter & Gamble. Mr. Herbert joined Nature’s Sunshine from Crossmark, where he served as General Manager Natural Specialty from 2021-2023. Mr. Herbert holds a Master’s Degree in Management with a concentration in Finance, Marketing and Organizational Behavior from Northwestern’s J.L. Kellogg Graduate School of Management and a Bachelor’s Degree in Business Administration of the University of Notre Dame.

L. Shane Jones Executive Vice President, Chief Financial Officer Role: 1 Year Tenure: 1 Year

Mr. Jones, 53, was appointed the Company's Executive Vice President, Chief Financial Officer in December 2022. Mr. Jones most recently served as Chief Financial Officer at FullSpeed Automotive since January 2022. Prior to that role, Mr. Jones served as Chief Financial Officer to West Marine from January 2020 until August 2021, as Chief Financial Officer and COO of 1-800 Contacts from February 2018 until February 2019, and as Chief Financial Officer of Backcountry.com from December 2015 to February 2018. Mr. Jones served in senior leadership roles at various retail, direct-to-consumer, and distribution brands including Amazon.com, L Brands, Yum! Brands, and Nexeo Solutions. Mr. Jones holds a Master of Business Administration and a Bachelor of Science degree in Finance from Brigham Young University.

Jonathan D. Lanoy Senior Vice President, Chief Accounting Officer Role: 1 Year Tenure: 16 Years

Mr. Lanoy, 49, was appointed Senior Vice President, Chief Accounting Officer in January 2023. Prior to this appointment, Mr. Lanoy served as Senior Vice President, Finance and Interim Chief Financial Officer since September 2022. Mr. Lanoy served as Corporate Controller for the Company from March 2011 to September 2022. Prior to joining our Company, Mr. Lanoy was with the public accounting firm of Ernst & Young. Mr. Lanoy is a Certified Public Accountant and holds a Master of Professional Accountancy and a Bachelor of Arts degree in Accounting from Weber State University.

Daniel C. Norman Executive Vice President, President Asia Role: 5 Years Tenure: 20 Years

Mr. Norman, 50, serves as Executive Vice President & President, Asia, a role he has held since July 2019. Prior to this role, he served as President of Synergy Worldwide since September 2007.  Prior to serving as President at Synergy his roles included Vice President of Operations and Vice President of Information Systems.  Prior to joining Synergy, Mr. Norman served as a Senior Manager of European Operations at Tahitian Noni International from 1998 through September 2004.

Bryant J. Yates Executive Vice President, President Europe Role: 5 Years Tenure: 25 Years

Mr. Yates, 50, currently serves as Executive Vice President & President, Europe, a role he has held since July 2019. Prior to this Mr. Yates has served as President-RCEE & Wholesale, Executive Director-International of Nature’s Sunshine, Director-International-Europe/Middle East and General Manager of Nature’s Sunshine Products of Russia, an affiliate of the Company. Mr. Yates has been employed by the Company since 1999.

Nature's Sunshine Products, Inc.	31

Executive Compensation

give me all of the sunshine

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Narrative Discussion of Compensation Policies
Summary

We have designed our compensation program to: reward our executives under a pay-for-performance philosophy; align with shareholder value creation; and maintain a level of compensation that allows us to attract and retain our executive team. This Narrative Discussion of Compensation Policies discloses the programs and decisions surrounding the compensation of our named executive officers in 2023 ("NEOs"). We explain how our Compensation Committee made decisions related to the compensation of our NEOs during 2023, and we provide an overview of the information set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also address any actions taken regarding executive compensation after the end of 2023 that could affect a fair understanding of our NEOs' compensation during 2024.	2023 Named Executive Officers
	Terrence Moorehead	President and Chief Executive Officer
	Shane Jones	Executive Vice President, Chief Financial Officer
	Martin Gonzalez	Executive Vice President, Global Supply Chain

OUR 2023 PERFORMANCE
Our teams delivered a strong year in 2023, with double-digit growth in key business units and impressive results from our gross margin initiatives. Our performance demonstrates the strong underlying fundamentals of our business and the success of our initiatives to drive continued above-market growth. Our 2023 performance can be summarized as follows:

•Consolidated net sales increase by 5.5% compared to 2022, to $445.3 million in 2023. The increase related to successes in several operating business units including Asia (8.0%), North America (4.9%), and Europe (2.7%), offset by reductions in our Latin America and Other markets (1.1%) business units. Excluding the unfavorable impact of foreign currency exchange rate fluctuations, consolidated net sales for the year ended December 31, 2023 would have increased by 7.3 percent from 2022, as the US Dollar strengthened against most currencies. We measure results using local currency and exclude the impact of foreign exchange rates using budgeted exchange rates when assessing our financial results for incentive compensation purposes because foreign exchange rates are viewed as outside the control of the executive team and local currency provides a better view into the actual growth from operations.

•Adjusted EBITDA increased to $40.4 million in 2023 from $32.0 million the prior year. We define adjusted EBITDA, which is a non-GAAP financial measure, as net income/loss from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain unusual (noted) adjustments for non- budgeted costs deemed appropriate by the Compensation Committee. A reconciliation of net income to adjusted EBITDA is provided at the end of this Proxy Statement.

•Total Shareholder Return ("TSR") was 6.9%, with a three-year Compounded Annual Growth Rate ("CAGR"). Two-year CAGR was -3.3% and 1-Year was 107.8%.

Nature's Sunshine Products, Inc.	33

2023 COMPENSATION DECISIONS
Due to changes in our NEO mix in 2022, we did not make substantial changes to our executive compensation program in 2023. Instead our Compensation Committee and Board maintained consistency with our compensation philosophy and program, and set a substantial portion of the total direct compensation of our NEOs in the form of annual cash incentives and long-term stock-based compensation. The annual cash incentive is primarily based on achieving financial and operating goals, while equity awards focus on increases in stock price or adjusted EBITDA to align executives with growth in shareholder returns. 2023 NEO compensation actions are summarized below:

•There were no NEO Base salary increases in 2023.

•The 2023 annual cash incentive award program was primarily based on the attainment of corporate revenue and adjusted EBITDA financial performance goals, which are viewed as the primary drivers of our shareholder value.

•As a result of our financial and overall business performance against the pre-established goals, our NEO annual cash incentives averaged 160% of target under the plan formula without application of discretion.

•Time-based Restricted Stock Units (RSU) were granted to our NEOs in 2023, which vest in three equal installments over each year of service.

•In 2023, each NEO was granted an award of PRSUs with targets based on adjusted EBITDA. All PRSUs have vesting conditions, with portions of the award vesting upon achievement of the adjusted EBITDA target and the remaining portions vesting one year following such achievement.

34	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Compensation Policies and Practices We incorporate various compensation policies and practices to achieve the objectives as outlined in the table below.

Base Salary	To recognize performance of job responsibilities and attract and retain qualified executives with superior talent.
Annual performance-based compensation	To promote our annual performance and reward individual accomplishments and contributions to our company.
Long-term equity incentive awards	To emphasize our long-term performance and align each executive's interests with those of our shareholders.
Defined contribution plans	To provide opportunity for tax-efficient savings and long-term financial security.
Severance arrangements	To encourage the continued focus and dedication of key individuals.
Other elements of compensation and perquisites	To compensate executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost.
Hedging, pledging and short sale prohibitions	Prohibit hedging transactions, put and call options, pledging stock, or holding stock in margin accounts.
Employment agreements	Set initial annual base salaries, establish annual cash incentive program participation, and outline certain termination benefits and post-employment covenants.

The Compensation Committee evaluates and strives to achieve the above objectives by:

•Establishing a compensation structure that is market-competitive, internally fair and highly dependent on short-term and long-term performance;

•Linking a substantial portion of compensation to our financial performance or stock price performance, with consideration given to individual contributions;

•Providing long-term equity-based incentives and encouraging direct share ownership, as well as ownership guidelines that provide an incentive for NEOs to consider long-term value maintenance in addition to growth.

We utilize a combination of cash and equity incentive programs under which the compensation of our NEOs varies with our financial performance. The general objective is to balance long-term equity compensation with short-term cash compensation, but there is no target compensation level that applies to all NEOs. The actual levels at which we may set compensation for a particular NEO may vary based on our overall financial performance, a particular segment's performance, and an evaluation of each NEO's individual performance level, experience and his or her potential contribution to our future growth. Also, actual compensation earned at the end of every performance period may be below target if performance is below our annual and multi-year performance goals.

Nature's Sunshine Products, Inc.	35

Setting Executive Compensation
Primary compensation decisions for each year, including base salary adjustments, the determination of target annual cash incentive opportunities and long-term equity incentive awards, are generally made by the Compensation Committee during the first quarter of the current year or the last quarter of the previous year. Decisions in 2023 were made in the first quarter of 2023. The Compensation Committee works with management to set all non-CEO executive compensation, and also recommends to our Board of Directors the base salary, annual cash incentive target and equity incentive awards for our Chief Executive Officer. The Board considers such recommendations in setting the Chief Executive Officer's compensation.

The Compensation Committee considers the following principal factors when setting annual NEO compensation levels:
•Comparison of our performance against certain operating and qualitative goals identified in our operating and strategic plans;

•Comparative market data (reviewed from time to time);

•Our Chief Executive Officer's recommendations for the other NEOs;

•Individual performance as assessed by the Compensation Committee, with input from the Chief Executive Officer as to the NEOs other than himself; and

•Tenure, scope of responsibilities, experience and qualifications, future potential and internal pay equity.

IMPACT OF 2023 SAY-ON-PAY VOTE
The most recent shareholder advisory vote on executive officer compensation was held on May 3, 2023. Of the votes cast on such proposal, 94.3 percent were in favor of the compensation of the NEOs, as that compensation was disclosed in the Narrative Discussion of Compensation Polices and the various compensation tables and narrative that appeared in our Proxy Statement dated March 24, 2023. Based on that level of shareholder approval, the Compensation Committee decided not to make any material changes to our compensation philosophies, policies and practices for the remainder of 2023 and has not made substantial changes in 2024 to date. Also in 2023, our shareholders voted on the frequency of shareholder advisory votes related to executive compensation. Shareholders overwhelmingly voted to continue with annual advisory votes. The Compensation Committee will continue to consider future shareholder advisory votes on executive compensation to determine whether any subsequent changes to our executive compensation programs and policies would be warranted to account for any shareholder concerns presented in those advisory votes.

ROLE OF MANAGEMENT
Our Chief Executive Officer presents his recommendations for base salaries, annual cash incentive and equity grants for the other NEOs to the Compensation Committee (other than for himself). These recommendations are generally based on an NEO's expected role in our strategic plan, our performance measured in terms of the sales revenue and adjusted EBITDA levels attained by the segment for which the executive was primarily responsible, where applicable, or by the Company as a whole, as well as the NEO's performance against individual performance objectives, and the comparative analysis of our compensation practice to market for each NEO. The Compensation Committee discusses these recommendations with the Chief Executive Officer and makes the final determination on the base salaries, annual cash incentive and equity grants.

36	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

ROLE OF EXTERNAL ADVISOR
In late 2021, the Compensation Committee engaged the services of F.W. Cook to conduct an independent comprehensive benchmark study of our executive compensation practices against other comparable public companies in our industry. In February 2022, F.W. Cook provided the 2022 Executive Compensation Report, which was used to assist with 2023 compensation decisions.

MARKET BENCHMARKING
In December 2021, the Compensation Committee engaged F.W. Cook to conduct an updated study with a peer group consisting of 15 publicly traded U.S. based specialty retail and personal product companies to perform new market comparisons of our executive compensation program and to prepare its 2022 Executive Compensation Report. The companies in the peer group were chosen in consultation with the Compensation Committee based on objective industry classifications, annual revenue and market capitalization during 2020 (the time at which they made pay decisions disclosed in the compensation section of their 2021 proxy statements). The peer group data collected in 2022 was re-used as/ background for 2023 decisions and are called "2023 peer group companies."

The 2023 peer group companies are listed below.

BellRing Brands	Lifetime Brands	Medifast	Sun Opta
Calavo Growers	LifeVantage	Nu Skin	Tupperware Brands
e.l.f. Beauty	Lifeway Foods	PetMed Express	USANA Health Sciences
Land's End	Limoneira	SpartanNash Company

Elements of Compensation
Each NEO's compensation package consists of three elements: (i) a base salary, (ii) annual cash incentive based upon overall Company or segment financial performance, and (iii) participation in long-term, stock-based incentive awards, in the form of RSUs and performance-contingent RSUs (PRSUs). In addition, the NEOs are provided with certain benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain specified circumstances, as more fully described below.

Each of the three primary elements comprising the compensation package for NEOs (salary, annual cash incentive and equity) is designed to achieve one or more of our overall objectives in creating a competitive level of compensation, tying compensation to individual and company performance, and establishing a meaningful and substantial link between each NEO's compensation and our long-term financial success.

There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor are there any pre-established ratios between the Chief Executive Officer's compensation and that of the other NEOs. Instead, the mix of compensation for each NEO is based on a review of available data and a subjective analysis of that individual's performance and contribution to our financial performance. Our mix of compensation elements is designed to reward results and motivate long-term performance through a combination of cash and equity incentive awards.

Nature's Sunshine Products, Inc.	37

BASE SALARY	Name	2023 Base Salary
Base salary is intended to attract and retain qualified executives and to provide a level of security and stability from year to year. The Compensation Committee reviews base salaries for our NEOs each year. Based on the recommendation of the Chief Executive Officer, the 2022 Executive Compensation Report, the competitiveness of their current base salaries and our performance during 2022, the base salaries for each NEO were set in 2023 as provided in the adjacent table with no NEO receiving an increase in their base salary compared to 2022.	Terrence Moorehead	$800,000
	Shane Jones	$430,000
	Martin Gonzalez	$375,000

ANNUAL CASH INCENTIVE	Name	Target Cash Incentive as a percentage of base salary
The annual cash incentive program is designed to reward our NEOs for achieving or exceeding our annual goals.	Terrence Moorehead	100%
	Shane Jones	60%
For 2023, the Compensation Committee adopted an annual cash incentive program for the NEOs based on the attainment of corporate financial performance goals.	Martin Gonzalez	50%

As part of the annual cash incentive program, the Compensation Committee retained the discretion to increase or decrease the annual cash incentive amount to be paid to any individual under the cash incentive plan by up to 10% of that person’s target, based on its subjective evaluation of general corporate and individual performance. The Committee did not make any discretionary adjustments in 2023.

2023 Performance Goals
For all NEOs, 100% of their potential cash incentive award was based on corporate financial performance goals for 2023, which consisted of our corporate revenue and adjusted EBITDA, where we use set internal exchange rates and exclude foreign currency exchange impact because the foreign exchange rate is viewed as outside the control of the executive team and the goal of the cash incentive program is to reward controllable operating achievement. Revenue was chosen as a metric to reward growth that is necessary to drive the multi-year performance objectives, while adjusted EBITDA was included to reward both revenue and profit growth, including control of expenses incurred in driving that growth, among other factors. We define adjusted EBITDA, which is a non-GAAP financial measure, as net income/loss from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain unusual (noted) adjustments.

2023 Corporate Financial Performance Goals
2023 Revenue ($) (000)	420,368	433,784	447,200	456,048	464,896	473,745	482,593	491,441	500,289	509,137
Payout Percentage	25.0%	62.5%	100.0%	114.3%	128.5%	142.8%	157.0%	171.3%	185.5%	200.0%
2023 Adjusted EBITDA ($) (000)	28,220	31,503	33,200	34,500	35,800	37,100	38,500	40,000	41,600	43,200
Payout Percentage	25.0%	62.5%	100.0%	102.0%	105.0%	115.0%	130.0%	150.0%	175.0%	200.0%

38	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

2023 Annual Cash Incentive Payout
Based upon our 2023 corporate performance, the Compensation Committee approved payment of an annual cash incentive to our NEOs related to our financial performance goals as outlined in the below table. We define adjusted EBITDA, which is a non-GAAP financial measure, as net income/loss from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain unusual (noted) adjustments for non- budgeted costs deemed appropriate by the Compensation Committee. A reconciliation of net income to adjusted EBITDA is provided at the end of this Proxy Statement.

Name	Metric	Weighting (%)	Target ($) (000)	Achieved ($) (000)	Payout as % of Target
Terrence Moorehead	Corporate Revenue	40%	320,000	347,334	109%
	Corporate Adjusted EBITDA	60%	480,000	931,866	194%
		100%	800,000	1,279,200	160%
Shane Jones	Corporate Revenue	40%	103,200	112,015	109%
	Corporate Adjusted EBITDA	60%	154,800	300,527	194%
		100%	258,000	412,542	160%
Marin Gonzalez	Corporate Revenue	40%	75,000	81,406	109%
	Corporate Adjusted EBITDA	60%	112,500	218,407	194%
		100%	187,500	299,813	160%

LONG-TERM INCENTIVE AWARDS
We provide long-term, stock-based incentive awards, in the form of Restricted Stock Units (RSUs), performance-contingent RSUs (PRSUs) pursuant to the Nature’s Sunshine Products, Inc. Amended and Restated 2012 Stock Incentive Plan (the “2012 Incentive Plan”). Equity target values were split with 50% of awards granted in the form of RSUs and 50% in PRSUs.

2023 Time-based RSU Awards
In 2023, we granted time-based RSUs to Mr. Moorehead, Mr. Jones, and Mr. Gonzalez on April 20, 2023. All RSUs vest in three equal installments over each year of service, measured from the grant date, and subject to the NEOs continued employment with the Company. The number of time-based RSUs granted to each NEO was determined by dividing the dollar value of the grant amount by our closing stock price on the grant date.

2023 PRSU Awards
The Compensation Committee believes that performance-based equity rewards good long-term decision making, value creation and aligns shareholder and management interests. In 2023, the Board of Directors and Compensation Committee approved grants of PRSUs to the NEOs. PRSUs were granted to Mr. Moorehead, Mr. Jones, and Mr. Gonzalez on April 20, 2023. These PRSUs vest upon achievement of three adjusted EBITDA targets, reflecting substantial growth over 2022 adjusted EBITDA. Achievement is complete upon Compensation Committee certification of rolling four-quarter adjusted EBITDA using our Form 10Q quarterly financials and Form 10K year-end financials, subject to any Compensation Committee-approved adjustments consistent with past practices. All targets must be achieved before December 31, 2026 and are considered challenging. The PRSUs do not expire until 30 days following the filing of the Form 10Q or 10K covering the last quarter of the three-year period. Achievement of these PRSU targets is weighted equally among the three adjusted EBITDA targets. For each target, half of the allocated award vests upon achieving the target above and the second half vests after an additional 12-month period, subject to the NEOs continued employment.

Nature's Sunshine Products, Inc.	39

BENEFITS AND PERQUISITES
Perquisites are not a significant component of our executive compensation program. We provide Mr. Moorehead the following benefits, which are not provided to the other NEOs: (i) a $1,500 per month car allowance; (ii) reimbursement of the cost of an annual executive physical examination; and (iii) $1,000,000 in additional term life insurance coverage above what we provide to similarly-situated employees.

OTHER PROGRAMS
Our executive officers, including our NEOs, are eligible to participate in our 401(k) employee savings plan, medical plans, non-qualified deferred compensation, and other benefit plans on the same basis as all other regular U.S. employees.

Governance and Other Considerations
STOCK OWNERSHIP GUIDELINES
Each of our NEOs is subject to stock ownership guidelines. Under these guidelines, each NEO is required to maintain ownership of capital stock or an equity position in the Company.
Role	Minimum Stock Ownership
Chief Executive Officer	3x annual base salary
Chief Financial Officer	2x annual base salary
All other NEOs	1x annual base salary

NEOs may obtain or hold capital stock or an equity position above what is stated in the guidelines. The minimum equity position must be achieved within four years of becoming subject to the guidelines. Compliance may be met by accumulating such equity through vested shares of restricted stock units (“RSUs”); shares owned either directly or beneficially by the NEO; and shares held in trust for the benefit of the NEO, or his or her immediate family member. All NEOs currently satisfy the stock ownership guidelines. In addition, we believe the stock ownership guidelines that apply to our NEOs moderate the incentive to take excessive risk. A copy of our stock ownership guidelines can be found at https://ir.naturessunshine.com/corporate-governance/governance-documents, as Attachment B to our Corporate Governance Guidelines.

CLAWBACK
Our clawback policy provides for the recovery of erroneously awarded incentive compensation if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the federal securities. The Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), related rules and the Nasdaq listing standards or any other securities exchange on which the Company’s shares are listed in the future. A copy of our clawback policy can be found at https://ir.naturessunshine.com/corporate-governance/governance-documents.

HEDGING
Our policy prohibits executives, as well as our Board of Directors, from entering into hedging transactions (such as put and call options), that would operate to lock-in value of their equity compensation awards at specified levels. Executive officers are also prohibited from pledging their stock or holding such stock in margin accounts. Accordingly, similar to any other shareholder, the executive officers bear the full risk of economic loss with respect to their equity holdings.

40	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation of more than $1.0 million paid in any taxable year to each “covered employee,” consisting of the CEO, CFO and the three other highest-paid executive officers. (Once a person becomes a “covered employee” the person remains a covered employee under Section 162(m) with respect to payments made even after the person has ceased to be an officer or employee.) Accordingly, compensation paid in excess of $1.0 million to covered employees will not be deductible. The compensation paid to our NEOs for 2023 did not exceed the $1.0 million threshold per officer, except for Mr. Moorehead. While the Compensation Committee considers the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of the Compensation Committee's broader compensation objectives and overall compensation philosophy, the Compensation Committee understands that it is possible that the compensation payable to our NEOs will exceed the $1.0 million limit under Section 162(m) in one or more future years.

 We believe that in establishing the cash and equity incentive compensation programs for our NEOs, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more NEOs with the opportunity to earn incentive compensation, whether through annual cash incentive programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the NEOs essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

COMPENSATION RISK ASSESSMENT
Our compensation programs are designed to maintain an appropriate balance between incentives for long-term and short-term performances by utilizing a combination of compensation components, including base salary, annual cash incentive awards and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of these components, our compensation programs are generally structured so that any cash incentive awards based on short-term performances are not likely to constitute the predominant element of an employee's total compensation package and that other components will serve to balance the package. For this reason, we do not believe that our use of any cash incentive awards based upon short-term performance is reasonably likely to encourage excessive risk-taking by the participants in those compensation programs.

Nature's Sunshine Products, Inc.	41

Executive Compensation Tables

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sunshine

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Summary Compensation Table
The following table and footnotes show information regarding the total compensation of each NEO for 2023, 2022, and 2021.
Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan (3) ($)	All Other Compensation (4) ($)	Total ($)

Terrence Moorehead President and Chief Executive Officer	2023	800,000	—	1,400,002	—	1,279,200	42,677	3,521,879
	2022	723,559	—	2,023,328	—	—	38,560	2,785,447
	2021	689,585	—	1,826,446	—	1,008,972	38,560	3,563,563

Shane Jones Executive Vice President, Chief Financial Officer	2023	430,000	150,000	515,993	—	412,542	14,536	1,523,071
	2022	—	—	550,004	—	—	—	550,004
	2021	—	—	—	—	—	—	—

Martin Gonzalez Executive Vice President, Global Supply Chain	2023	375,000	—	374,998	—	299,813	15,912	1,065,723
	2022	230,769	187,443	1,047,112	—	118,151	10,016	1,593,491
	2021	—	—	—	—	—	—	—

1)	Amounts for 2023 include amounts that were deferred from the executive salaries into the 401(k) plan in 2023, as follows: Mr. Moorehead-$22,500; Mr. Jones-$22,500; and Mr. Gonzalez-$22,500.
2)	Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 12 of the Notes to Consolidated Financial Statements set forth in the 2023 Annual Report on Form 10-K filed with the SEC on March 12, 2024, for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The aggregate grant date fair value of the 2023 Performance-Based RSUs, assuming achievement of the maximum performance level, would be: Mr. Moorehead-$700,001; Mr. Jones-$257,996; and Mr. Gonzalez $187,499.

3)	For a detailed discussion of payments made under our annual cash incentive program, see the section above entitled “Narrative Discussion of Compensation Policies-Annual Cash Incentive.”
4)	“All Other Compensation” includes the following amounts paid by the Company for the year ended December 31, 2023. The amounts disclosed are the actual costs of providing these benefits.

Name	401(k) Plan Company Contribution ($)	Life Insurance Premium($)	Product Credit ($) (A)	Miscellaneous Other ($) (B)	Total ($)
Terrence Moorehead	11,550	12,277	750	18,100	42,677
Shane Jones	11,550	2,236	750	—	14,536
Martin Gonzalez	11,550	3,612	750		15,912

A)	Includes $750 of product credit for each NEO.
B)	Includes $18,000 automobile allowance for Mr. Moorehead.

Nature's Sunshine Products, Inc.	43

Outstanding Equity Awards at Year-end
The following table provides certain summary information concerning outstanding equity awards held by the NEOs as of December 31, 2023.

	Equity Incentive Plan Awards
Name	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units or Other Rights Not Vested ($)(1)
Terrence Moorehead	9,447	163,339	(2)
	37,288	644,710	(3)
	53,000	916,370	(4)
	41,000	708,890	(5)
	42,424	733,511	(6)
	97,902	1,692,726	(7)
	65,177	1,126,910	(8)
	65,177	1,126,910	(9)
Total	411,415	7,113,366

Shane Jones	45,212	781,715	(10)
	24,022	415,340	(8)
	24,022	415,340	(9)
Total	93,256	1,612,395

Martin Gonzalez	25,000	432,250	(6)
	57,692	997,495	(7)
	17,458	301,849	(8)
	17,458	301,849	(9)
Total	117,608	2,033,443

1)	The market value of the restricted stock units reported in this column is based on the closing market price of our stock on December 29, 2023, which was $17.29.
2)	RSUs vest in three equal annual installments over each year of service measured from March 29, 2021, subject to the executive’s continued employment with the Company. These RSUs are subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.
3)	RSUs vest 50% upon achievement, and the remaining 50% within one year of achievement, based upon the achievement of Company stock price targets $20.46, $22.68, $24.89, $27.11, $29.32 and $31.54 price per share over a rolling 30-day period and must be achieved on or before March 29, 2024. These RSUs are subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.
4)	RSUs vest 50% upon achievement, and the remaining 50% within one year of achievement, based upon the achievement of Company stock price targets $21.65 and $24.65 price per share over a rolling 30-day period and must be achieved on or before December 17, 2024. These RSUs are subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.
5)	RSUs vest 50% upon achievement, and the remaining 50% within one year of achievement, based upon the achievement of Company stock price targets $21.65 and $24.65 price per share over a rolling 30-day period and must be achieved on or before June 16, 2025. These RSUs are subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.
6)	RSUs vest in three equal annual installments over each year of service measured from July 21, 2022, subject to the executive’s continued employment with the Company. These RSUs are subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

44	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

7)	RSUs vest 50% upon achievement, and the remaining 50% within one year of achievement, based upon the achievement of four challenging Company Adjusted EBITDA targets over a rolling 12-month period and must be achieved on or before December 31, 2026. These RSUs are conditionally subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.
8)	RSUs vest in three equal annual installments over each year of service measured from April 20, 2023, subject to the executive’s continued employment with the Company. These RSUs are subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.
9)
RSUs vest 50% upon achievement, and the remaining 50% within one year of achievement, based upon the achievement of three challenging Company Adjusted EBITDA targets over a rolling 12-month period and must be achieved on or before December 31, 2026. These RSUs are conditionally subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

10)	RSUs vest in three equal annual installments over each year of service measured from December 19, 2022, subject to the executive’s continued employment with the Company. These RSUs are subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

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Nature's Sunshine Products, Inc.	45

Pay Versus Performance Disclosure
The following table sets forth information regarding the Company’s performance and the compensation actually paid to our NEOs, as calculated in accordance with SEC disclosure rules.

Year (1)	Summary Compensation Table Total for CEO (2)	Compensation Actually Paid to CEO (3)	Average Summary Compensation Table Total for non-CEO NEOs (2)	Average Compensation Actually Paid to non-CEO NEOs (3)	Value of Initial Fixed $100 Investment Based On: (4) Total Shareholder Return	Net Income ($ Thousands)
2023	3,521,879	6,671,980	1,295,532	2,280,896	$122.12	16,416
2022	2,785,447	94,372	1,066,551	369,933	$98.35	550
2021	3,563,563	4,762,817	1,049,003	1,218,975	$218.68	30,207

1)
Names of PEO and NEOS by Year:
2023 - PEO: Terrence Moorehead; NEOs: Shane Jones, Martin Gonzalez
2022 - PEO: Terrence Moorehead; NEOs: Joseph Baty, Shane Jones, Martin Gonzalez
2021 - PEO: Terrence Moorehead; NEOs: Joseph Baty, Daniel Norman

2)	Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for Mr. Moorehead and (ii) the average of the total compensation reported in the Summary Compensation Table for the NEOs listed in footnote 1 for each applicable year.

3)	To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Moorehead and for the average of the other NEOs is set forth in the table below titled "Adjustments to Calculate Compensation Actually Paid to PEO and Average Compensation Actually Paid to Other NEOs."

4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2020 in our common stock. Historical stock price performance is not necessarily indicative of future stock price performance.

Adjustments to Calculate Compensation Actually Paid to CEO and Average Compensation Actually Paid to Other NEOs
	2023		2022		2021
Adjustments	PEO	NEOs (1)	PEO	NEOs (1)	PEO	NEOs (1)
Summary Compensation Table Total	3,521,879	1,295,532	2,785,447	1,066,551	3,563,563	1,049,003
Adjustments for stock awards and option awards
(Deduct): Aggregate value for stock awards and option awards included in Summary Compensation Table Total for the covered fiscal year	(1,400,002)	(445,496)	(2,023,328)	(774,188)	(1,826,446)	(379,676)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	2,253,821	717,189	1,394,221	311,168	1,810,616	364,843
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	2,118,079	573,649	(1,917,235)	—	445,890	108,900

46	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Adjustments to Calculate Compensation Actually Paid to CEO and Average Compensation Actually Paid to Other NEOs
	2023		2022		2021
Adjustments	PEO	NEOs (1)	PEO	NEOs (1)	PEO	NEOs (1)
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	—	—	—	—	—	—
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	178,203	140,022	(132,123)	(7,015)	1,100,042	295,152
(Deduct): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	—	—	(12,610)	(226,583)	(330,848)	(219,247)
Add: Dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the Summary Compensation Table Total for the covered fiscal year	—	—	—	—	—	—
Compensation Actually Paid (as calculated)	6,671,980	2,280,896	94,372	369,933	4,762,817	1,218,975

1)	Amounts presented are averages for the entire group of Other NEOs in each respective year.

Pay versus Performance Narrative
The following information is provided as a description of the relationship between the information presented in the Pay versus Performance Table above regarding compensation actually paid and each of the results in Total Shareholder Return (TSR) and Net Income.

We do not utilize TSR or Net Income in our executive compensation program. However, we do utilize other corporate performance and financial measures to align executive compensation with our short and long term performance and our shareholder interests. Our compensation program supports a pay-for-performance philosophy, aligns with shareholder value creation, and maintains a level of compensation that allows us to attract and retain the best available executive team. As described in the Narrative Discussion of Compensation Policies section above, part of our executive compensation program focuses an annual corporate goals and objectives in addition to equity awards that incentivize long term value creation.

The most common and important measures we used to link executive compensation actually paid to our performance are:
•Annual Corporate Revenue
•Adjusted EBITDA

As demonstrated in the graphs below, the amount of compensation actually paid to Mr. Moorehead and the average amount of compensation actually paid to our NEOs as a group, excluding Mr. Moorehead, is generally aligned with our profitability over the two years presented as measured based on TSR and Net Income.

Nature's Sunshine Products, Inc.	47

48	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Potential Payment upon Termination or Change in Control
The benefits and payments that our NEOs could receive under certain hypothetical termination scenarios are described in the narrative below and quantified in the table that follows.
VOLUNTARY TERMINATION AND TERMINATION FOR CAUSE
If any of our NEOs voluntarily resigns without good reason or if an NEO's employment is terminated by the Company for cause, then no additional payments or benefits will accrue or be paid to the NEO under his or her employment agreement, other than what has been accrued and vested in the benefit plans discussed above in this Proxy Statement. A voluntary termination or involuntary termination for cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited.

TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON
Under our employment agreements with our NEOs, in the event that his or her employment is terminated by the Company without “Cause” or if the NEO resigns for “Good Reason,” as those terms are defined in the employment agreements, the NEO would be entitled to the following benefits and payments:

•Payment of all accrued and unpaid base salary through the date of such termination;

•Monthly severance payments equal to one-twelfth of the NEO’s base salary as of the date of termination for a period equal to 12 months, except in the case of our Chief Executive Officer who would receive such severance payments for a period of 18 months;

•Reimbursement for the cost the NEO incurs for continuation of his or her health insurance coverage under COBRA, and for his or her family members if he or she provided for their coverage during his or her employment, for a period of 12 months, except in the case of our Chief Executive Officer who would receive such reimbursement for a period of 18 months; and

•Payment of a pro-rata bonus, based on the percentage of the year in which the NEO remained employed, for the year in which such termination occurs, which bonus shall be paid at the same time as similar bonuses are paid to the Company’s executive employees for such year.

Except for Mr. Moorehead, a termination without cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited. In the case of Mr. Moorehead, any unvested awards continue to vest for a period of 18 months after any termination without cause.

TERMINATION DUE TO DEATH OR INCAPACITY
If an NEO’s employment terminates due to death or incapacity, the employment agreements provide that such NEO would receive the same benefits and payments as if the employment had terminated without cause.

A termination due to death or incapacity triggers an acceleration of the vesting of any stock options or other long-term incentive awards.

Nature's Sunshine Products, Inc.	49

POTENTIAL PAYMENTS UPON TERMINATION FOLLOWING A CHANGE IN CONTROL
The Company’s employment agreements with its NEOs provide that if an NEO's employment is terminated for any reason, except for Cause, within 18 months of a change in control event or in anticipation of a Change in Control Event or if an NEO terminates his employment within 18 months of a change in control event for Good Reason, the Company will pay a lump sum based upon a multiple, which varies for each NEO, of the NEO's (i) annual target bonus and (ii) annual base salary at the time of termination. For all NEOs, if an NEO's employment is terminated in connection with a change in control event, the Company will reimburse the cost the NEO incurs for continuation of his or her health insurance coverage under COBRA, and for his or her family members if he or she provided for their coverage, for a period of 18 months for Mr. Moorehead, and a period of 12 months for all other NEOs. The equity awards held by the NEOs at the time of a qualifying change in control event will vest in full, except for those PRSUs granted in 2022 and 2023, which only vest upon a change in control if certain conditions are met.

The following table shows potential payments to the NEOs, upon death or incapacity, termination of employment without cause and termination of employment following a change in control of the Company. The amounts shown assume that the termination was effective December 31, 2023, and are estimates of the amounts that would be paid to the executive officers upon termination. The actual amounts to be paid can only be determined at the actual time of an officer's termination. No tax gross-ups are paid to the executive officers upon termination of employment.

Name	Termination upon death or incapacity ($)	Termination without Cause ($)	Termination Following Change in Control
Terrence Moorehead
Base Salary Continuation	1,200,000	1,200,000	1,200,000
Continuation of Medical Insurance	25,776	25,776	25,776
Value of Accelerated Vesting (1)	7,113,365	6,370,985	4,838,676
Other Benefits (2)	800,000	800,000	1,200,000
Total	9,139,141	8,396,761	7,264,452
Shane Jones
Base Salary Continuation	430,000	430,000	537,500
Continuation of Medical Insurance	17,184	17,184	17,184
Value of Accelerated Vesting (1)	1,612,396	—	1,335,514
Other Benefits (2)	258,000	258,000	387,000
Total	2,317,580	705,184	2,277,198
Martin Gonzalez
Base Salary Continuation	375,000	375,000	375,000
Continuation of Medical Insurance	17,184	17,184	17,184
Value of Accelerated Vesting (1)	2,033,442	—	934,490
Other Benefits (2)	187,500	187,500	187,500
Total	2,613,126	579,684	1,514,174

50	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

1)
Represents the intrinsic value of accelerated vesting of all outstanding awards based on $17.29 closing price per share of Common Stock on December 29, 2023. Per Mr. Moorehead's employment agreement, if termination occurred without cause, all awards that would vest within 18 months of termination would continue to vest.

2)
All NEOs would be entitled to a pro-rata bonus based on the number of full or partial calendar months they remained employed during the year in which such termination occurs. Assuming the termination of an NEO's employment was effective on December 31, 2023, each NEO would be entitled to a bonus based on a full year of employment. The number set forth herein assumes bonus is paid at target.

NATURE'S SUNSHINE
Time Release
Vitamin C
IMMUNE SYSTEM SUPPORT*
WITH HERBAL EXTRACTS
Dietary Supplement
60 TABLETS
HERBAL EXPERTS

Nature's Sunshine Products, Inc.	51

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Proposal One: Election of Directors

GENERAL
Directors are elected by shareholders at the Company’s annual meetings of shareholders. Our Articles of Incorporation provide for the election of Directors for one-year terms expiring at the next annual meeting of shareholders. A Director appointed by the Board of Directors to fill a vacancy will serve until the next annual meeting. Cumulative voting is not permitted in the election of directors.

DIRECTOR QUALIFICATIONS
The Company's Corporate Governance Guidelines provide that the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Board does not have a formal diversity policy. With respect to individual candidates, the Board considers attributes including, but are not limited to, the candidate’s experience in corporate management; the candidate’s experience as a board member of another publicly held company; the candidate’s professional and academic experience relevant to the Company’s industry; the strength of the candidate’s leadership skills; the candidate’s experience in finance and accounting and/or executive compensation practices; and whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable. Accordingly, the Board and the Governance Committee of the Board consider the qualifications of Directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. The Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

Vote Required

With regards to Proposal One, directors are elected for a full term if, and only if, the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee (meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee). Abstentions and broker non-votes will have no effect on the outcome of the election of directors. If a nominee receives a plurality of votes in favor of election but fails to receive a majority of votes, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which results of the election are certified and the day on which a person is selected by the Board to fill the office held by such director. This 90-day transitional period is required by Utah law and provides the Board time to identify an appropriate replacement, decide to leave the directorship vacant or otherwise respond to such a failed election.

The Board of Directors unanimously recommends a vote FOR the election of all nominees to the Board of Directors.

Nature's Sunshine Products, Inc.	53

Proposal Two: Advisory Resolution to Approve Compensation of Named Executive Officers

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to approve the following non-binding, advisory resolution on our named executive officer compensation as disclosed in this Proxy Statement:

RESOLVED, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Narrative Discussion of Compensation Policies, the various compensation tables and the accompanying narrative discussion, is hereby APPROVED.

Shareholders are urged to read the "Narrative Discussion of Compensation Policies" section of this Proxy Statement, as well as the Summary Compensation Table and related compensation tables and narrative in this Proxy Statement, which provide detailed information on the Company's compensation policies and practices and the compensation of our named executive officers.

Although the vote is an advisory, non-binding vote, the Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the vote when considering future compensation decisions affecting the Company’s named executive officers. We currently intend to include a shareholder advisory vote on our executive compensation program each year at our annual meeting of shareholders.

In May 2023, shareholders voted to hold a "say on pay" vote annually. The next vote on the frequency of the say on pay vote will be held at the 2029 Annual Meeting.

Vote Required

Approval of Proposal Two requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Proposal Two is only advisory and the outcome of the vote is not binding on the Company and the Board of Directors. The Company and the Board of Directors will consider the outcome of this vote when setting compensation for the named executive officers. Abstentions and broker non-votes will have no effect on the outcome of Proposal Two.

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules.

54	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has retained Deloitte & Touche LLP, as our independent registered public accounting firm for the year ending December 31, 2024. As a matter of good corporate governance, we are asking shareholders to ratify the selection of Deloitte & Touche LLP, as our independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We engaged Deloitte & Touche LLP as our independent registered public accounting firm on February 2, 2007. The table below presents the aggregate fees incurred by the Company during the years ended December 31, 2023 and 2022, for professional services rendered by Deloitte & Touche LLP. All of the fees below were approved by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and has concluded that it is.

	2023 ($)	2022 ($)	1)
Reflects aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's consolidated financial statements for the years ended December 31, 2023 and 2022, as well as other statutory audit fees for these periods.

Audit Fees (1)	1,357,262	1,300,177
Tax Fees (2)	982,185	522,040
Audit-related fees	—	—	2)	Reflects aggregate fees billed by Deloitte & Touche LLP for tax services for the years ended December 31, 2023 and 2022, related to tax compliance and international tax guidance.
All other fees	—	—
Total Fees	2,339,447	1,822,217

Nature's Sunshine Products, Inc.	55

PRE-APPROVAL POLICIES AND PROCEDURES
We review a schedule of audit and non-audit services expected to be performed by our independent registered public accounting firm each year. In addition, the Audit Committee may delegate authority to its Chairperson to pre-approve certain additional audit and non-audit services rendered by our independent registered public accounting firm (other than services that have been generally pre-approved by the Audit Committee), during the period between meetings of the Audit Committee. The Chairperson must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. During the year ended December 31, 2023, all of the aggregate amounts set forth above under the captions “Audit Fees,” “Tax Fees,” "Audi-related Fees," and “All Other Fees” were pre-approved by the Chairperson of the Audit Committee and subsequently reported to the Audit Committee in accordance with the procedures set forth above.

Vote Required

Approval of Proposal Three requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Abstentions will have no effect on the outcome of Proposal Three. The ratification of an independent registered public accounting firm is a matter on which a broker is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal Three.

The Board recommends a vote FOR the ratification of Deloitte & Touche LLP.

56	2024 Proxy Statement

Audit Committee Report
In connection with the audited financial statements as of and for the year ended December 31, 2023, the Audit Committee (i) has reviewed and discussed the audited financial statements with management, (ii) has discussed with the independent registered public accounting firm the matters required by the standards adopted by the Public Company Accounting Oversight Board (PCAOB) and the SEC, and (iii) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

Submitted by:
J. Christopher Teets, Chair
Richard D. Moss
Tess Roering
Rong Yang

The information contained in the above report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

58	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our Common Stock as of February 21, 2024, except as otherwise stated, by (1) each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (2) each of our directors, (3) each of our named executive officers in the Summary Compensation Table, and (4) all directors and executive officers of the Company as a group. As of February 21, 2024, there were 18,829,713 shares of Common Stock issued and outstanding. To our knowledge and except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043.

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Class (2)
Beneficial Owners of More than 5%
Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (3)	2,929,001	15.6%
Wynnefield Capital, Inc. (4)	2,473,686	13.1%
Prescott Group Capital Management, LLC (5)	1,783,097	9.5%

Directors and Named Executive Officers
Terrence Moorehead, President and Chief Executive Officer (6)	404,312	2.1%
J. Christopher Teets, Director (7)	74,304	*
Robert D. Straus, Director (8)	63,003	*
Richard D. Moss, Chairman of the Board (9)	57,618	*
Shane Jones, Executive Vice President, Chief Financial Officer (10)	24,641
Heidi Wissmiller, Director (11)	23,156	*
Rong Yang, Director (12)	16,238	*
Curtis Kopf, Director (13)	15,916	*
Tess Roering, Director (14)	15,916	*
Martin Gonzalez, Executive Vice President, Global Supply Chain (15)	14,666	*
All Directors and Executive Officers as a group (17 persons) (16)	922,401	4.9%

* Less than 1 percent

Nature's Sunshine Products, Inc.	59

1)
All entries exclude beneficial ownership of shares that are issuable pursuant to awards that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of February 21, 2024.

2)
Calculated based on 18,829,713 shares of our Common Stock outstanding on February 21, 2024, with percentages rounded to the nearest one-tenth of one percent. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but not treated as outstanding for computing the percentage of any other person.

3)
On August 25, 2014, pursuant to a Stock Purchase Agreement, the Company issued 2,854,607 shares of its common stock to Fosun Pharma. Based on Schedule 13F-HR filed with the SEC on February 2, 2018, Fosun Pharma has sole voting and dispositive power over 2,854,607 shares. On December 11, 2019, the Company issued an additional 52,520 shares directly to Fosun for services of a former Director. On April 12, 2021, the Company issued an additional 711 shares directly to Fosun for services of a former Director On January 7, 2022 , the Company issued an additional 9,558 shares directly to Fosun for services of a former Director. On January 21, 2022, the Company issued an additional 25,000 shares directly to Fosun for options exercised related to the services of a former Director. Total shares outstanding for which Fosun Pharma has sole voting and disposition power is 2,942,126. Shanghai Fosun Pharmaceutical (Group) Co., Ltd lists its address as No. 268 South Zhongshan Road, Shanghai 200010, P.R. China.

4)
Based on Schedule 13F-HR filed with the SEC on February 14, 2024, and Schedule 13D filed with the SEC on June 12, 2017. Includes 2,473,686 shares beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Wynnefield Capital Management, LLC, and Wynnefield Capital, Inc. Mr. Nelson Obus and Mr. Joshua Landes exercise voting and investment control over such shares and may be deemed to beneficially own these shares. Messrs. Obus and Landes, however, disclaim any beneficial ownership of these shares. In its Schedule 13D Wynnefield Capital, Inc. lists its address as 450 Seventh Avenue, Suite 509, New York, New York 10123.

5)
Based on Schedule 13G filed with the SEC on February 7, 2022, and Schedule 13D/A filed with the SEC on August 28, 2014, includes shares purchased by Prescott Group Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (collectively, the “Small Cap Funds”) through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott Master Fund”), of which the Small Cap Funds are general partners. As general partner of the Small Cap Funds, Prescott Group Capital Management, L.L.C. (“Prescott Capital”) may be deemed to beneficially own these shares. As the principal of Prescott Capital, Mr. Phil Frohlich may also be deemed to beneficially own these shares held by Prescott Master Fund. Each of Prescott Capital and Mr. Frohlich, however, disclaims beneficial ownership of these shares. Prescott Capital and Mr. Frohlich have the sole voting and dispositive power over these shares. In its Schedule 13G, Prescott Group Capital Management, LLC lists its address as 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104.

6)	Includes vested awards for 31,173 shares of Common Stock within 60 days of February 21, 2024, and 373,139 shares that Mr. Moorehead holds directly.
7)	Includes options exercisable for 25,000 shares and vested awards for 17,949 shares of Common Stock within 60 days of February 21, 2024, and 20,054 shares that Mr. Teets holds directly.
8)	Includes options exercisable for 25,000 shares and vested awards for 17,949 shares of Common Stock within 60 days of February 21, 2024, and 20,054 shares that Mr. Straus holds directly.
9)	Includes options exercisable for 25,000 shares and vested awards for 17,949 shares of Common Stock within 60 days of February 21, 2024, and 14,669 shares that Mr. Moss holds directly.
10)	Includes vested awards for 8,000 shares of Common Stock within 60 days of February 21, 2024, and 16,641 shares that Mr. Jones holds directly.
11)	Includes vested awards for 17,949 shares of Common Stock within 60 days of February 21, 2024, and 5,207 shares that Ms. Wissmiller holds directly.
12)	Includes vested awards for 16,238 shares of Common Stock within 60 days of February 21, 2024.
13)	Includes vested awards for 15,916 shares of Common Stock within 60 days of February 21, 2024.
14)	Includes vested awards for 15,916 shares of Common Stock within 60 days of February 21, 2024.
15)	Includes vested awards for 5,280 shares of Common Stock within 60 days of February 21, 2024, and 8,846 shares that Mr. Gonzalez holds directly.
16)
Includes options exercisable for 75,000 shares and vested awards for 191,619 shares of Common Stock within 60 days of February 21, 2024, and 655,782 shares that the directors and executive officers hold directly or may be deemed to be beneficially owned.

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Summary	Governance	Directors	Officers	Compensation	Proposals	Other

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such directors, officers and 10 percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, officers and 10 percent shareholders complied with all Section 16(a) filing requirements for the year ended December 31, 2023, except that late reports were filed for each of Mr. Moorehead, Mr. Norman, Mr. Yates, Mr. Brower, Mr. Lanoy and Ms. Comstock with respect to: one Form 3 for Ms. Comstock, and a Form 4 for Mr. Moorehead, Mr. Norman, Mr. Yates, Mr. Brower, and Mr. Lanoy showing shares sold to pay taxes associated with a time-based RSU grant.

Equity Compensation Plans
The following table contains information regarding our equity compensation plans as of December 31, 2023:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,416,875 (2)	14.59 (3)	2,010,781 (4)

1)
The Amended and Restated Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan (the “2012 Incentive Plan”). The 2012 Incentive Plan was approved by our shareholders on August 1, 2012. An amendment to the 2012 Incentive Plan was approved by our shareholders on January 14, 2015, to increase the number of shares available for issuance under the 2012 Incentive Plan by 1,500,000. An amendment and restatement of the 2012 Incentive Plan was approved by our shareholders on May 5, 2021, which among other amendments, increased the number of shares of common stock reserved for issuance by 2,000,000 shares. The terms of this plan are summarized in Note 12 of the Notes to Consolidated Financial Statements set forth in the 2023 Annual Report on Form 10-K filed with the SEC on March 12, 2024.

2)	Consists of 75,000 stock options and 1,341,875 restricted stock units.
3)	Excludes the impact of restricted stock units, which are exercised for no consideration.
4)	Represents the number of shares available for future issuance under the 2012 Incentive Plan.

Nature's Sunshine Products, Inc.	61

Questions and Answers about the 2024 Annual Meeting and this Proxy Statement
WHERE ARE THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES LOCATED, AND WHAT IS THE MAIN TELEPHONE NUMBER?
The Company’s principal executive offices are currently located at 2901 West Bluegrass Blvd., Suite 100, Lehi, UT 84043. The Company’s main telephone number is (801) 341-7900.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
The record date for the Annual Meeting is February 21, 2024 (the "Record Date"). Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, 18,829,713 shares of our Common Stock, no par value per share, were outstanding and entitled to vote.

A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices upon request.

HOW MANY VOTES DO I HAVE?
All shareholders of record as of the Record Date are entitled to one vote per share of Common Stock held on the Record Date for each matter presented for a vote at the Annual Meeting.

WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME?
Shareholder of Record.  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

IF I AM A SHAREHOLDER OF RECORD, HOW DO I VOTE?
If you are a shareholder of record, you may vote using the internet, by telephone, or (if you received printed proxy materials) by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid envelope and your shares will be voted at the Annual Meeting in the manner you directed. The instructions for voting using the internet or telephone are set forth in the Notice. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting. For direction to attend the meeting and vote in person, please contact the Corporate Secretary.

IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME, HOW DO I VOTE?
If you are the beneficial owner of shares held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer or other similar organization (the “record holder”), that must be followed for the record holder to vote your shares per your instructions.

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Summary	Governance	Directors	Officers	Compensation	Proposals	Other

If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

WHAT IS A QUORUM?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. There were 18,829,713 shares of our Common Stock outstanding on the Record Date. Accordingly, shares representing 9,414,857 votes must be present, in person or by proxy, at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

WHAT IS A BROKER NON-VOTE?
If you are a beneficial owner of shares held in street name and do not respond to a request for voting instructions from the record holder of your shares (typically a bank or broker), the record holder may generally vote on specified routine matters but cannot vote on non-routine matters. If the record holder does not receive instructions from you on how to vote your shares on a non-routine matter, the record holder will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” In the Annual Meeting, Proposal One (election of directors) and Proposal Two (advisory resolution regarding compensation of named executive officers) are considered non-routine matters on which brokers are not empowered to vote. Accordingly, there may be broker non-votes on these proposals.

WHAT HAPPENS IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?
If you are a shareholder of record and you submit an executed proxy, but do not specify in your proxy instructions how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you submit an executed voting instruction form, but do not specify in your voting instruction form how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this Proxy Statement. If you are a beneficial owner of shares held in street name and you do not respond to a request for voting instructions, your bank or broker may generally exercise its discretionary authority to vote your shares on routine matters (Proposal Three), but your bank or broker will not be permitted to vote your shares with respect to non-routine matters (Proposals One and Two). See also above for an explanation of “broker non-votes.”

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is properly presented at the Annual Meeting, your signed proxy will give authority to the Board to vote on such matters at their discretion.

WHAT IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PROXY CARD OR VOTING INSTRUCTION FORM?
If you receive more than one set of proxy materials, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Nature's Sunshine Products, Inc.	63

WHO WILL COUNT THE VOTES AND HOW WILL MY VOTE(S) BE COUNTED?
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?
If you are a shareholder of record, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another proxy card with a later date with the Corporate Secretary at Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, or by submitting a new vote via internet or telephone. All voting revocations or changes must be received by the Corporate Secretary prior to the Annual Meeting to be valid. If you are a shareholder of record and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted.

If you are a beneficial owner of shares held in street name, you should contact your record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from your record holder.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a Current Report on Form 8-K following the Annual Meeting.

HOW AND WHEN MAY I SUBMIT A SHAREHOLDER PROPOSAL FOR THE ANNUAL MEETING?
The deadline to submit a shareholder proposal for the 2024 Annual Meeting has passed and shareholders can no longer submit shareholder proposals for the 2024 Annual Meeting.

If a shareholder wishes to submit a proposal to be considered for presentation at the 2025 Annual Meeting of Shareholders and included in our Proxy Statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than November 15, 2024. If the 2025 Annual Meeting of Shareholders is held on a date more than thirty calendar days from April 30, 2025, a shareholder proposal must be received a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the “Exchange Act”. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must also comply with the additional requirements of Rule 14a-19(b).

If a shareholder wishes to present a proposal at our 2025 Annual Meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to the 2025 Annual Meeting, the shareholder must give advance notice to us prior to the deadline determined in accordance with our Amended and Restated Bylaws. Under our Bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than January 31, 2025, and no earlier than January 1, 2025, which dates are the ninetieth (90th) day and the one-hundred-twentieth (120th) day, respectively, prior to the anniversary of the date of this year’s Annual Meeting.

To forward any shareholder proposals or notices of proposals or to receive a copy of our Bylaws, you can write to the Corporate Secretary at Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043.

64	2024 Proxy Statement

Summary	Governance	Directors	Officers	Compensation	Proposals	Other

WHO WILL BEAR THE COST OF SOLICITING PROXIES?
The Company will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, banks, broker-dealers or other similar organizations holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our Directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” the proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (i) notify your broker, (ii) direct your written request to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, or (3) contact Nature’s Sunshine directly at (801) 341-7900. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request at the address or telephone number above, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of these materials was delivered.

OTHER MATTERS
The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that the proxies in the enclosed form will be voted in accordance with the judgment of the person voting the proxies.

It is important that your shares be represented and voted at the Annual Meeting. I urge you to vote as promptly as possible by visiting the website http://www.proxyvote.com. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors
/s/ Nathan Brower
Lehi, Utah	Nathan Brower
March 15, 2024	Executive Vice President, General Counsel and Secretary

Nature's Sunshine Products, Inc.	65

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in Thousands) (Unaudited)

Non-GAAP Financial Measures

We have included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning adjusted EBITDA.

We utilize the non-GAAP measure of adjusted EBITDA in the evaluation of our operations and believe that this measure is a useful indicator of our ability to fund our business. Non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income (loss) as an indicator of our operating performance.

Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. We have included a reconciliation of net income to adjusted EBITDA, the most comparable GAAP measure.

	Year Ended December 31,
	2023	2022
Net income	$16,416	$550
Adjustments:
Depreciation and amortization	11,816	11,025
Share-based compensation expense	4,893	2,901
Other (income) loss, net*	(1,453)	1,043
Provision (benefit) for income taxes	3,786	14,665
Other adjustments (1)	4,963	1,846
Adjusted EBITDA	$40,421	$32,030

(1) Other adjustments
Impact of Russia/Ukraine war	$—	$1,000
Loss on disposal of property and equipment	—	1,069
Restructuring and other related expenses	—	587
Charge related to Japan loss	5,712	—
VAT refund	(749)	(810)
Total adjustments	$4,963	$1,846

* Other (income) loss, net is primarily comprised of foreign exchange (gains) losses, interest income, and interest expense.